Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-40781) pertaining to the Salary Reduction Plan for Hourly Employees of IMC-Agrico MP, Inc. Represented by Local #35 International Chemical Workers Union of our report dated May 7, 1999, with respect to the financial statements of the Salary Reduction Plan for Hourly Employees of the Salary Reduction Plan for Hourly Employees of IMC-Agrico MP, Inc. Represented by Local #35 International Chemical Workers Union included in this Annual Report (Form 11-K) for the year ended December 31, 1999.

                                             /s/ Ernst & Young LLP
Chicago, Illinois                            Ernst & Young LLP
June 26, 2000